FORM OF

Addendum to Management Agreement between

Lord Abbett Municipal Income Fund, Inc.

and

Lord, Abbett & Co. LLC

Dated: October [     ], 2010 (the “Addendum”)

Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Municipal Income Fund, Inc. (the “Company”), on behalf of its Lord Abbett AMT Free Municipal Bond Fund (the “Fund”), do hereby agree that the annual management fee rate for the Fund with respect to paragraph 2 of the management agreement dated December 15, 1994 (“Management Agreement”) shall be as follows: 0.50 of 1% of the first $1 billion of the Fund’s average daily net assets; 0.45 of 1% of the next $1 billion of such assets; and 0.40 of 1% of such assets in excess of $2 billion.

For purposes of Section 15(a) of the Investment Company Act of 1940, as amended, this Addendum, together with the Management Agreement and addenda thereto insofar as they have not been superseded, shall together constitute the investment advisory contract of the Company.

LORD ABBETT MUNICIPAL INCOME FUND, INC.

BY:	_________________
Thomas R. Phillips
Vice President and Assistant Secretary

LORD, ABBETT & CO. LLC

BY:	___________________
Lawrence H. Kaplan
Member and General Counsel